AMENDMENT NO. 7 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 7 (“Amendment 7”) is entered into as of the 9th day of September, 2009 by and among SPHERION CORPORATION, a Delaware corporation (formerly known as Interim Services Inc.) (the “COMPANY”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (“BONY”), and amends that certain Rights Agreement, dated March 17, 1994, as amended, entered into by the Company and Boatmen’s Trust Company (the “RIGHTS AGREEMENT”).

RECITALS

     A. Pursuant to the Rights Agreement dated March 17, 1994, the Company appointed Boatmen’s Trust Company (“Boatmen’s”) as the initial Rights Agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

     B. The Company, Boatmen’s and ChaseMellon Shareholder Services, L.L.C., a New York limited liability company (“CHASE”), entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen’s as Rights Agent and appointed CHASE as Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

     C. The Company and CHASE entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.

     D. The Company and CHASE entered into that certain Amendment No. 3 to Rights Agreement dated January 20, 1998, whereby the Company increased the Purchase Price as established in the Rights Agreement.

     E. The Company and CHASE entered into that certain Amendment No. 4 to Rights Agreement dated November 21, 2000, whereby the Company removed CHASE as Rights Agent and appointed BONY Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

     F. The Company and BONY entered into that certain Amendment No. 5 to Rights Agreement dated March 23, 2001, whereby the Rights Agreement was amended to reflect the change in the Company’s name from Interim Services Inc. to Spherion Corporation.

     G. The Company and BONY entered into that certain Amendment No. 6 to Rights Agreement dated December 1, 2003, whereby the Rights Agreement was amended to establish periodic review by the TIDE Committee and to change the Purchase Price.

     H. The Company has generated substantial Tax Benefits such as net operating losses in previous years, and under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, the Company may use such Tax Benefits in future years in certain circumstances to offset current and future taxable income, and, therefore, reduce its federal income tax liability (subject to certain requirements and restrictions).

I. If the Company experiences an “ownership change” (as defined in Section 382 of the Code), the ability of its consolidated tax group to use its Tax Benefits could be substantially limited or lost altogether.

J. The Company views its Tax Benefits as valuable assets of the Company that are likely to inure to the benefit of the Company and its stockholders.

K. The Company believes it is in the best interests of the Company and its stockholders to protect the availability (in both timing and amount) of the Tax Benefits (such protection the “Amendment 7 Purpose”).

L. Pursuant to Section 27 of the Rights Agreement, in furtherance of the Amendment 7 Purpose, the Company wishes to further amend the Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

(1)   Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, without the Prior Written Approval of the Company, shall be or shall become the Beneficial Owner of 4.9% or more of the Company Stock, whether or not such Person continues to be the Beneficial Owner of 4.9% or more of the Company Stock; but “Acquiring Person” shall not include the following:

(i) the Company;

(ii) any Subsidiary of the Company;

(iii) any employee benefit plan of the Company or any Subsidiary of the Company;

(iv) any entity holding securities of the Company or Company Stock to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan;

(v) a Grandfathered Shareholder; provided, however, that if such Grandfathered Shareholder, individually or together with its Affiliates or Associates, shall, after the date hereof, become the Beneficial Owner of the lesser of (A) additional shares of Company

Stock equal to or in excess of the then-applicable Additional Ownership Percentage Threshold or (B) that number of additional shares of Company Stock that would result in such Person becoming a 15% Acquiring Person (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), then such Grandfathered Stockholder shall be deemed to be an Acquiring Person, unless such acquisition of additional shares of Company Stock has been determined to be an Exempt Transaction pursuant to the terms hereof, or the Board of Directors has determined that such person is an Exempt Person;

     (vi) a Person who would become an “Acquiring Person” solely as the result of any acquisition of Company Stock by the Company which, by reducing the amount of such Company Stock outstanding, increases the Company Stock beneficially owned by such Person to 4.9% or more; provided, however, that if a Person, individually or together with its Affiliates and Associates, becomes the Beneficial Owner of 4.9% or more of the Company Stock by reason of purchases by the Company and, after such purchases by the Company, such Person, individually or together with its Affiliates and Associates, shall become the Beneficial Owner of shares representing the lesser of (A) additional shares of Company Stock equal to or in excess of the then-applicable Additional Ownership Percentage Threshold or (B) that number of shares of Company Stock that would result in such Person becoming a 15% Acquiring Person (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), then such Person shall be deemed to be an Acquiring Person, unless, upon becoming the Beneficial Owner of such additional shares of Company Stock, such Person, individually or together with its Affiliates and Associates, is not then the Beneficial Owner of 4.9% or more of the shares of Company Stock then outstanding (in which case such Person shall become an Acquiring Person upon becoming the Beneficial Owner, either individually or together with all Affiliates and Associates of such Person, of 4.9% or more of the Company Stock, subject to the exceptions provided in the definition of “Acquiring Person” contained herein) or such acquisition has been determined to be an Exempt Transaction pursuant to the terms hereof, or the Board of Directors of the Company has determined that such person is an Exempt Person;

     (vii) any Person who or which, individually or together with its Affiliates and Associates, inadvertently becomes an Acquiring Person, so long as such Person, individually or together with the Affiliates and Associates of such Person, promptly enters into, and delivers to the Company, an irrevocable commitment to promptly divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such Company Stock), sufficient Company Stock so that such Person, together with all Affiliates and Associates of such Person, ceases to be an Acquiring Person, provided, however, that if such Person, together with all Affiliates and Associates of such Person, thereafter again becomes the Beneficial Owner of 4.9% or more of the Company Stock, such Person may be considered an Acquiring Person;

     (viii) a Person who would become an Acquiring Person solely as a result of the exercise of any options, warrants, rights or similar interests (including restricted shares, deferred stock units, or restricted stock units) granted by the Company to its directors, officers, and employees; provided, however, that if such Person, individually or together with its Affiliates and Associates, shall, after the date hereof, become the Beneficial Owner of the lesser of (A) additional shares of Company Stock equal to or in excess of the Additional Ownership Percentage Threshold or (B) that number of shares of Company Stock that would result in such Person becoming a 15% Acquiring Person (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), then such Person shall be deemed to be an Acquiring Person, unless, upon becoming the Beneficial Owner of such additional shares of Company Stock, such Person, individually or together with its Affiliates and Associates, is not then the Beneficial Owner of 4.9% or more of the shares of Company Stock then outstanding (in which case such Person shall become an Acquiring Person upon becoming the Beneficial Owner, either individually or together with all Affiliates and Associates of such Person, of 4.9% or more of the Company Stock, subject to the exceptions provided in the definition of “Acquiring Person” contained herein) or such acquisition has been determined to be an Exempt Transaction pursuant to the terms hereof, or the Board of Directors of the Company has determined that such person is an Exempt Person;

     (ix) a Person that would become an Acquiring Person solely as a result of a unilateral grant or issuance of Company Stock to such Person by the Company, provided, however, that if such Person, individually or together with all Affiliates and Associates of such Person, shall, after the date hereof, become the Beneficial Owner of the lesser of (A) additional shares equal to or in excess of the Additional Ownership Percentage Threshold or (B) that number of shares that would result in such Person becoming a 15% Acquiring Person (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), then such Person shall be deemed to be an Acquiring Person, unless, upon becoming the Beneficial Owner of such additional shares of Company Stock, such Person, individually or together with its Affiliates and Associates, is not then the Beneficial Owner of 4.9% or more of the shares of Company Stock then outstanding (in which case such Person shall become an Acquiring Person upon becoming the Beneficial Owner, either individually or together with all Affiliates and Associates of such Person, of 4.9% or more of the Company Stock, subject to the exceptions provided in the definition of “Acquiring Person” contained herein) or such acquisition has been determined to be an Exempt Transaction pursuant to the terms hereof, or the Board of Directors of the Company has determined that such person is an Exempt Person;

     (x) an Exempt Person; or

     (xi) a Person who becomes an Acquiring Person solely as a result of an Exempt Transaction, unless and until such time as such Person, individually or together with its Affiliates and Associates, thereafter acquires Beneficial Ownership of one additional share of Company Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), unless, upon becoming the Beneficial Owner of such additional share of Company Stock, such Person, individually or together with its Affiliates and Associates, is not then the Beneficial Owner of 4.9% or more of the shares of Company Stock then outstanding (in which case such Person shall become an Acquiring Person upon becoming the Beneficial Owner, either individually or together with all Affiliates and Associates of such Person, of 4.9% or more of the Company Stock, subject to the exceptions provided in the definition of “Acquiring Person” contained herein) or the Board of Directors of the Company determines otherwise in accordance with clause (x) or (xi) of this Section 1(a).

Notwithstanding anything to the contrary set forth above, any Person that, individually or together with its Affiliates and Associates, is described in clause (v), (vi), (viii), or (ix) and has acquired additional shares of Company Stock in an amount less than the then-applicable Additional Ownership Percentage Threshold as described in such clause shall not be deemed to be an “Acquiring Person” solely as a result of any downward adjustment in the Additional Ownership Percentage Threshold, unless and until such time as such Person, individually or together with its Affiliates and Associates, thereafter acquires Beneficial Ownership of one additional share of Company Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Company Stock or pursuant to a split or subdivision of the outstanding Company Stock), unless, upon becoming the Beneficial Owner of such additional share of Company Stock, such Person, individually or together with its Affiliates and Associates, is not then the Beneficial Owner of 4.9% or more of the shares of Company Stock then outstanding (in which case such Person shall become an Acquiring Person upon becoming the Beneficial Owner, either individually or together with all Affiliates and Associates of such Person, of 4.9% or more of the Company Stock, subject to the exceptions provided in the definition of “Acquiring Person” contained herein) or such acquisition has been determined to be an Exempt Transaction pursuant to the terms hereof, or the Board of Directors of the Company has determined that such person is an Exempt Person.

(2)   Section 1(b) of the Rights Agreement is hereby amended and restated to read as follows:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof and, to the extent not included within the foregoing clause of this Section 1(b), shall also include, with respect to any Person, any other Person whose Company Stock would be deemed constructively owned by such first Person for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder, would be deemed owned by a single “entity” as defined in Treasury Regulation Section 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Company Stock owned by such first Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that a Person shall not be deemed to be the Affiliate or Associates of another Person solely because either or both Persons are or were directors of the Company.

(3)   Section 1(c) of the Rights Agreement is hereby amended and restated to read as follows:

A person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any Company Stock:

     (i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date hereof;

     (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise, provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment or exchange, provided, further, that a Person shall not be deemed the Beneficial Owner of Company Stock under this clause (A) unless and until the right to acquire such Company Stock would be deemed to be exercised under Section 382 or the Treasury Regulations promulgated thereunder, unless such rights would cause any such Person or Persons to become a 15% Acquiring Person, in which case this proviso shall not apply; or (B) the right to vote pursuant to any agreement, arrangement or understanding, provided, however, that a Person shall not be deemed the “Beneficial Owner” of any Company Stock under this clause (B) if the agreement, arrangement or understanding to vote such Company Stock (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable by such person on Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor report), provided, further, that a Person shall not be deemed the “Beneficial Owner” of any Company Stock under this clause (B) unless the effect of such agreement, arrangement, or understanding is to treat such Persons as an “entity” under Treasury Regulations Section 1.382-3(a)(1), unless it would cause any such Person or Persons to become a 15% Acquiring Person, in which case this proviso shall not apply;

     (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in clause (B) of subparagraph (ii) of this paragraph (c)) or disposing of any securities of the Company, provided, however, that a Person shall not be deemed the “Beneficial Owner” of any Company Stock under this clause (B) unless the effect of such agreement, arrangement, or understanding is to treat such Persons as an “entity” under Treasury Regulations Section 1.382-3(a)(1), or unless it would cause any such Person or Persons to become a 15% Acquiring Person; or

     (iv) Notwithstanding anything in this definition of “Beneficial Ownership to the contrary, to the extent not within the foregoing provisions of this Section 1(c), a Person shall be deemed the Beneficial Owner of, and shall be deemed to beneficially own or have Beneficial Ownership of, Company Stock that such Person would be deemed to constructively own, indirectly own, or that would otherwise be aggregated with Company Stock owned by such Person pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder.

     (v) Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding”, when used with reference to a Person’s Beneficial Ownership of securities of the Company or Company Stock, shall mean the number of such securities or Company Stock then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(4)    Section 1(i) of the Rights Agreement is hereby amended and restated to read as follows:

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, or other entity, any group of Persons making a “coordinated acquisition” of Company Stock or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and shall include any successor (by merger or otherwise) of any such individual or entity.

(5)    The following new definitions are added to Section 1 of the Rights Agreement:

         (p) “Additional Ownership Percentage Threshold” shall mean shares of Company Stock representing 1% of the Company Stock then outstanding or such lesser amount as the Board of Directors, in its sole discretion, may from time to time establish upon a determination that such adjustment is consistent with the Amendment 7 Purpose, which determination shall be publicly announced and shall become effective from and after the date of such announcement.

         (q) “15% Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person would be an Acquiring Person if “15%” were substituted for “4.9%” in each place that “4.9%” appears in the definition of “Acquiring Person.”

         (r) “Company Stock” shall mean the then outstanding (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock or preferred stock of the Company, (c) warrants, rights, or options (including restricted shares, deferred stock units, or restricted stock units) to purchase stock of the Company to the extent such warrants, rights, or options are deemed exercised under Section 382 of the Code and the Treasury Regulations promulgated thereunder, and (d) any other interests that would be treated as “stock” under Treasury Regulation Sections 1.382-2(a)(3) and 1.382-2T(f)(18).

         (s) “Exempt Person” shall mean any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership (together with Affiliates and Associates of such Person) of 4.9% or more of the Company Stock (i) would not, as determined by the Board of Directors of the Company, in its sole discretion, jeopardize, endanger, or limit (in timing or amount) the availability of the Tax Benefits to the Company, (ii) would not, as determined by the Board of Directors of the Company, in its sole discretion, otherwise frustrate the Amendment 7 Purpose, or (iii) is otherwise determined by the Board of Directors of the Company, in its sole discretion, to be in the best interests of the Company provided, however, that such a Person will cease to be an Exempt Person and will become an Acquiring Person if the Board of Directors subsequently makes a contrary determination with respect to such Person’s Beneficial Ownership; provided, further, that no 15% Acquiring Person shall be an Exempt Person.

         (t) “Exempt Transaction” shall mean any transaction that the Board of Directors of the Company determines, in its sole discretion, prior to the consummation of such transaction, is an Exempt Transaction because such transaction would not frustrate the Amendment 7 Purpose, which determination shall be irrevocable.

         (u) “Grandfathered Shareholder” shall mean any Person who, as of the date hereof, was the Beneficial Owner of 4.9% or more of the Company Stock. Any Grandfathered Shareholder who, subsequent to the date hereof, becomes the Beneficial Owner of less than 4.9% of the Company Stock shall cease to be a Grandfathered Shareholder.

         (v) “Tax Benefits” shall mean the net operating loss carry forwards, capital loss carry forwards, general business credit carry forwards, alternative minimum tax credit carry forwards, and foreign tax credit carry forwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” (within the meaning of Section 382 of the Code) of the Company or any direct or indirect Subsidiary thereof, as well as any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.

         (w) “Treasury Regulations” shall mean final, temporary, and proposed income tax regulations promulgated under the Code, including any amendments thereto.

(6)    Section 2 of the Rights Agreement is hereby amended and restated to read as follows:

        Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the terms and conditions hereof and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agent shall be as the Company shall determine. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.

(7)    Section 3 of the Rights Agreement is hereby amended by replacing existing clause (i) of the first sentence thereof with the following:

         (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date

(8)    The first paragraph of Section 18 of the Rights Agreement is hereby amended and restated to read as follows:

          Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of counsel), incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent (which negligence, bad faith or willful misconduct must be determined by a final non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

(9)     Section 19 of the Rights Agreement is hereby amended by (i) replacing the word “corporation” each time it appears in the first sentence of the first paragraph with the word “Person” and (ii) deleting the phrase “corporate trust business or stock transfer business” and replacing such phrase with “shareholder services business.”

(10)   Section 20 of the Rights Agreement is hereby amended by (i) adding the word “express” in front of the phrase “duties and obligations” and (ii) adding the phrase “(and no implied duties)” after the phrase “duties and obligations” in the first sentence of such section.

(11)   Section 20(a) of the Rights Agreement is hereby amended by adding the phrase “or an employee of the Rights Agent” to the end of the parenthetical contained therein.

(12)   Section 20(b) of the Rights Agreement is amended by deleting the phrase “in good faith.”

(13)   Section 20(c) of the Rights Agreement is hereby amended and restated to read as follows:

          (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct (which negligence, bad faith or willful misconduct must be determined by a final non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(14)   Section 20(g) of the Rights Agreement is hereby amended by deleting the phrase “in good faith.”

(15)   Section 20(i) of the Rights Agreement is hereby amended by deleting the phrase “provided reasonable care was exercised” and replacing such phrase with “absent negligence, bad faith or willful misconduct (which negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).”

(16)   Section 21 of the Rights Agreement is hereby amended by replacing all references to “corporation” with “Person.”

(17)   (A) Section 24(a) of the Rights Agreement is hereby amended by eliminating the words “and exercisable” from the first sentence thereof.

          (B) Section 24(a) of the Rights Agreement is further amended by adding the following after the second sentence thereof:

The exchange of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Prior to effecting an exchange pursuant to this Section 24, the Board of Directors of the Company may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors of the Company shall then approve (the “Trust Agreement”). If the Board of Directors of the Company so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the shares of Common Stock issuable pursuant to the exchange, and all Persons entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.

(18)   Section 26 of the Rights Agreement is hereby amended by replacing the notice provision for the Rights Agent to the following:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
Newport Office Center VII
480 Washington Boulevard
Jersey City, New Jersey 07310
Attention: Relationship Manager

with a copy to:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
Newport Office Center VII
480 Washington Boulevard
Jersey City, New Jersey 07310
Attention: General Counsel

(19)    Section 27 of the Rights Agreement is hereby amended by deleting the penultimate sentence thereof.

(20)    Section 28 shall be redesignated as Section 29, Section 29 shall be redesignated as Section 30, Section 30 shall be redesignated as Section 31, Section 31 shall be redesignated as Section 32, Section 32 shall be redesignated as Section 33, Section 33 shall be redesignated as Section 34, and new Section 28 shall be added after Section 27 as follows:

           Section 28. Process to Seek Exemption. Any Person who desires to effect any acquisition of Company Stock that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially owning 4.9% or more of the then outstanding Company Stock (or, in the case of an Grandfathered Shareholder, additional shares equal to or in excess of the then-applicable Additional Ownership Percentage Threshold) (a “Requesting Person”) may, prior to the Stock Acquisition Date and in accordance with this Section 28, request that the Board of Directors of the Company grant an exemption with respect to such acquisition under this Agreement so that such Person would be deemed to be an “Exempt Person” for purposes of this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form, as described below, and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of the Company Stock then beneficially owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Company Stock aggregating 4.9% or more of the Company Stock (or, in the case of an Grandfathered Shareholder, additional shares equal to or in excess of the then-applicable Additional Ownership Percentage Threshold) and the maximum number and percentage of Company Stock that the Requesting Person proposes to acquire. The Board of Directors of the Company shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board of Directors of the Company to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Company of the Exemption Request. The Board of Directors of the Company shall only grant an exemption in response to an Exemption Request if the Board of Directors of the Company determines, in its sole discretion, that the acquisition of Beneficial Ownership of Company Stock by the Requesting Person will not limit or impair the availability to the Company of the Tax Benefits or otherwise frustrate the Amendment 7 Purpose. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Company Stock in excess of the maximum number and percentage of shares approved by the Board of Directors of the Company), in each case as and to the extent the Board of Directors of the Company shall determine necessary or desirable to serve the Amendment 7 Purpose. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board of

Directors of the Company’s determination with respect thereto, unless the information contained in the Exemption Request or such determination with respect thereto otherwise becomes publicly available.

(21)   Section 31 of the Rights Agreement is hereby amended by adding the following sentence after the first sentence of such section:

          Notwithstanding anything contained herein to the contrary, if such excluded provision shall materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

(22)   The Rights Agreement is hereby amended by adding the following Section 35:

          Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

(23)   The terms and provision of this Amendment 7 shall terminate and be of no further force and effect on the earliest of (i) the Expiration Date, (ii) the Final Expiration Date, (iii) the repeal of Section 382 of the Code if the Board of Directors of the Company determines that this Amendment 7 is no longer necessary to serve the Amendment 7 Purpose, (iv) the beginning of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward and in which no net unrealized built-in loss may be recognized, or (v) September 1, 2010 if stockholder approval has not been obtained for Amendment 7 prior to such date; provided, however, that those terms and provision of this Amendment 7 that affect the rights, duties, obligations or immunities of the Rights Agent shall remain in full force and effect in the event Amendment 7 terminates before the Expiration Date or the Final Expiration Date pursuant to clause (iii), (iv), or (v) of this paragraph 23. In the event Amendment 7 terminates before the Expiration Date or the Final Expiration Date pursuant to clause (iii), (iv), or (v) of this paragraph 23, the Rights Agreement shall remain in effect and revert to its form before the enactment of this Amendment 7 (other than those terms and provision of this Amendment 7 that affect the rights, duties, obligations or immunities of the Rights Agent, which shall remain in full force and effect after such a termination). The Company shall provide the Rights Agent with advance written notice of the termination of this Amendment 7.

(24)   The undersigned, as an appropriate officer of the Company, hereby (i) certifies pursuant to Section 27 of the Rights Agreement that this Amendment 7 is in compliance with the terms of Section 27 of the Rights Agreement and (ii) instructs the Rights Agent to execute and deliver this Amendment 7.

(25)   In all other respects, except as herein stated, the Rights Agreement, as previously amended, shall remain in full force and effect.

(26)   This Amendment 7 may be executed in counterparts, each of which shall constitute an original, and both of which shall together constitute but one and the same instrument. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement. The preamble and recitals hereto are hereby incorporated into this Amendment 7 and made a part hereof.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to Rights Agreement to be duly executed, effective as of the date first above written.

SPHERION CORPORATION	THE BANK OF NEW YORK
MELLON, as Rights Agent
By: /s/Roy G. Krause	By: /s/Kayur Patel
Name: Roy G. Krause	Name: Kayur Patel
Title: President & CEO	Title: Vice President & Senior Relationship Manager